Exhibit 99.2

Special Attention

August 10, 2009
Bulletin No. 1331

Second Quarter 2009 Operating Results

Dear Chief Executive Officer:

The Federal Home Loan Bank of San Francisco has announced operating results for the second quarter of 2009. The results were prepared from unaudited financial information.

Our net income for the second quarter of 2009 was $303 million, compared with net income of $223 million for the second quarter of 2008. The increase in net income reflected several factors, which are discussed in the operating results.

As of June 30, 2009, we recognized additional other-than-temporary impairment losses on certain non-agency mortgage-backed securities (MBS). Ongoing weakness in housing markets and housing prices, and the expectation that this weakness will persist for at least the near term based on current observations of the regional and national economies, continued to affect the current and projected credit quality of the loan collateral underlying certain MBS in our held-to-maturity portfolio during the second quarter. Changes in the external environment also led us to assume more moderate rates of housing price recovery in the cash flow models used to analyze these MBS as of June 30, 2009. All of these factors contributed to higher projected loss rates on the collateral supporting some of our non-agency MBS, which required us to write down the securities to fair value.

The credit component of the other-than-temporary impairment on these securities was $88 million and was reflected as a charge to other income on our income statement. The remaining amount of the impairment on these securities-the non-credit-related component-was $1.2 billion and was recognized in other comprehensive income. The continuing severe lack of liquidity in the MBS market adversely affected the valuation of these MBS.

We intend to hold all of the affected securities to maturity. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. At June 30, 2009, the estimated weighted average life of the affected securities was approximately three years.

As of June 30, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 6.11%, exceeding the 4.00% requirement, and our risk-based capital was $14.6 billion, exceeding the $8.2 billion requirement.

On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. As announced previously, the Bank did not repurchase excess capital stock on July 31, 2009. The Bank continues to focus on building retained earnings and preserving capital in response to the persistent disruption of the credit and housing markets and the possibility of future OTTI charges. We will continue to monitor the condition of our MBS portfolio, our overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information in determining the status of dividends and capital stock repurchases in future quarters.

For a fuller explanation of the Bank's financial results and the other issues mentioned here, please review the Bank's operating results and the Q&A that is available on the Bank's website.

Despite the challenges inherent in our present operating environment, we remain committed to meeting your funding needs while preserving the Bank's safety and soundness and protecting our members' collective investment in the Bank.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intend," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 115, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.